NEWS RELEASE

For Immediate Release

       SUBURBAN PROPANE PARTNERS, L.P. PRICES OFFERING OF 2,600,000 COMMON
                  UNITS REPRESENTING LIMITED PARTNER INTERESTS

WHIPPANY, N.J., December 11, 2003 - Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced that it has commenced a public offering of 2,600,000 Common Units representing Limited Partner Interests, at a price to the public of $30.90 per Common Unit.

The offering is being underwritten and managed by Goldman, Sachs & Co. (as the book-running manager), as well as by Wachovia Securities and Raymond James. It is scheduled to close on December 16, 2003.

The Partnership has also granted to the underwriters an option to purchase up to an additional 390,000 Common Units to cover over allotments at $30.90 per Common Unit. The Partnership intends to use the net proceeds of the offering to finance a portion of the purchase price for the recently announced proposed acquisition of substantially all of the assets of Agway Energy Products, LLC, Agway Energy Services, Inc., and Agway Energy Services PA, Inc. This Common Unit offering is not contingent upon the closing of the acquisition or the concurrent senior notes offering.

Copies of the final prospectus relating to this offering may be obtained from the offices of Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, telephone number (212) 902-1171.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through 320 customer service centers in 40 states.



This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor should there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


Company contact:  Robert M. Plante
                  Vice President & Chief Financial Officer
                  (973) 503-9252